Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Fidelity Aberdeen Street Trust: Fidelity Freedom K Income Fund, Fidelity Freedom K 2000 Fund, Fidelity Freedom K 2005 Fund, Fidelity Freedom K 2010 Fund, Fidelity Freedom K 2015 Fund, Fidelity Freedom K 2020 Fund, Fidelity Freedom K 2025 Fund, Fidelity Freedom K 2030 Fund, Fidelity Freedom K 2035 Fund, Fidelity Freedom K 2040 Fund, Fidelity Freedom K 2045 Fund, and Fidelity Freedom K 2050 Fund, which are included in Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
May 13, 2009